Exhibit 99.1

Nutrition 21 Announces Fiscal Second Quarter 2010 Financial Results
Sale of Retail and Direct Response Businesses Completed

PURCHASE, NY, February 10, 2010 – Nutrition 21, Inc. (OTC Bulletin Board: NXXI.OB), the developer and marketer of nutritional ingredients for the dietary supplement and functional food and beverage markets, today announced financial results for the second quarter ended December 31, 2009 for fiscal year 2010.

The Company reported total revenues from continuing operations of $2.1 million for the second quarter ended December 31, 2009, compared to $1.6 million in the corresponding quarter a year ago.  Net loss from continuing operations for the second quarter this year was $0.6 million, or $(0.01) per diluted common share, compared to net loss of $1.4 million, or $(0.02) per diluted common share, in the corresponding second quarter a year ago.

For the six months ended December 31, 2009, the Company reported total revenues from continuing operations of $4.4 million compared to $3.5 million in the comparable period a year ago. Net loss from continuing operations for the six months ended December 31, 2009 was $1.1 million or ($0.02) per diluted common share, compared to $2.4 million or ($0.4) per diluted common share in the corresponding period a year ago.

The improvement in continuing operations is due primarily to the Company’s continuing emphasis on expense control and strong chromium picolinate sales, primarily for human consumption.

The Company completed the sale of its retail and direct response businesses during the quarter ended December 31, 2009. Net loss  from discontinued operations was $1.6 million or ($ 0.02) per diluted common share for the quarter ended December 31, 2009, compared to a gain of $1.5 million or $0.2 per diluted common share in the comparable period a year ago. For the six months ended December 31, 2009, the Company reported a net loss from discontinued operations of $1.7 million or ($ 0.02) per diluted common share compared to a gain of $2.7 million or $0.4 per diluted common share in the comparable period a year ago.

Michael Zeher, president and chief executive officer, said, “The sale of the retail and direct response businesses allows us to refocus our energies on our core Ingredients business. There are many nutritional products, supplements, pharmaceuticals, and animal feed products that can be enhanced by the addition of our proprietary ingredients.  We look forward to developing new business opportunities both here in the U.S. and abroad.  We’re pleased to note that our chromium picolinate product was recently approved for use as an ingredient in food supplements in the European Union.  We continue to work on our goal of achieving profitability."

About Nutrition 21
Nutrition 21, Inc., headquartered in Purchase, NY, is a nutritional bioscience company and holds over 30 issued and pending patents associated with chromium picolinate as well as combinations of chromium compounds with other dietary supplement ingredients.  Its ingredients are sold to leading dietary supplement, and functional food and beverage manufacturers.  For more information please visit http://www.nutrition21.com.

Safe Harbor Provision
This press release may contain certain forward-looking statements. The words "believe," "expect," "anticipate" and other similar expressions generally identify forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. These forward-looking statements are based largely on the company's current expectations and are subject to a number of risks and uncertainties, including without limitation: the effect of the expiration of patents; regulatory issues; uncertainty in the outcomes of clinical trials; changes in external market factors; changes in the company's business or growth strategy or an inability to execute its strategy due to changes in its industry or the economy generally; the emergence of new or growing competitors; various other competitive factors; and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission, including its Form 10-K/A for the year ended June 30, 2009. Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this press release will in fact occur. Additionally, the company makes no commitment to disclose any revisions to forward-looking statements, or any facts, events or circumstances after the date hereof that may bear upon forward-looking statements.

CONTACT:
	Nutrition 21, Inc.	Lytham Partners, LLC
	Alan Kirschbaum	Joe Diaz, Joe Dorame, Robert Blum
	914-701-4500	602-889-9700

Financial Tables on following pages

NUTRITION 21, INC.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	December 31, 2009	June 30, 2009
	(unaudited)	(Note 1)

ASSETS

Current assets:
Cash and cash equivalents	$264	$1,373
Accounts receivable, net	1,214	2,752
Other receivables, net	119	516
Inventories, net	171	3,878
Other current assets	208	467
Property and equipment, net	41	46
Patents, trademarks and other intangibles, net	720	766
Goodwill and other intangibles with indefinite lives	—	3,636
Other assets	541	1,389

TOTAL ASSETS	$3,278	$14,823

LIABILITIES AND STOCKHOLDERS' DEFICIT

Short-term borrowings	$—	$4,457
Accounts payable	884	4,439
Accrued expenses	1,458	2,218
Deferred income	—	361
Deferred income taxes	—	1,200
8% Series J convertible preferred stock subject to mandatory redemption	14,113	13,218

Total liabilities	16,455	25,893

Stockholders’ Deficit	(13,177)	(11,070)

TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$3,278	$14,823

NUTRITION 21, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except share and per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	December 31,		December 31,
	2009	2008	2009	2008

Net sales	$1,977	$1,491	$4,194	$3,341

Other revenues	81	77	176	128

Total Revenues	2,058	1,568	4,370	3,469

Costs and Expenses

Cost of Revenues	431	403	955	821

Advertising and Promotion	185	140	351	279

General and Administrative	882	961	1,862	1,759

Research and Development	102	92	181	173

Depreciation and Amortization	59	284	164	646

Total Costs and Expenses	1,659	1,880	3,513	3,678

Operating Income (Loss)	399	(312)	857	(209)

Interest income (expense), net	(939)	(1,101)	(1,938)	(2,199)

(Loss) from Continuing Operations	(540)	(1,413)	(1,081)	(2.408)

Discontinued Operations, net	(1,639)	1,515	(1.741)	2,724

Net (loss) income	$(2,179)	$102	$(2,822)	$316

Basic and diluted (loss) earnings per common share	$(0.03)	$0.00	$(0.04)	$0.00

Weighted average number of common shares – basic and diluted	75,022,746	65,379,399	74,389,404	64,949,221